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                                                                   EXHIBIT 10.21




                             DEVELOPMENT AND LICENSE

                                    AGREEMENT

                                     BETWEEN

                                 CIMA LABS INC.

                                       AND

                       AMERICAN HOME PRODUCTS CORPORATION

                           ACTING THROUGH ITS DIVISION

                                   ESI LEDERLE

                                       FOR

                      RAPID DISSOLVING LORATADINE TABLETS

                        DEVELOPMENT AND LICENSE AGREEMENT

               THIS AGREEMENT is signed this 14th day of January 2000 between CIMA LABS INC., a corporation organized and existing under the laws of the State of Delaware with offices located at 1000 Valley View Road, Eden Prairie, Minnesota 55344 (hereafter, together with its Affiliates, referred to as ("CIMA"), and American Home Products Corporation (acting through its division, ESI Lederle), a corporation organized and existing under the laws of the State of Delaware with offices located at 130 N. Radnor-Chester Road, St. Davids, Pennsylvania 19087 ("ESI").

                                    ARTICLE I

                                   DEFINITIONS

         1.1 ACTIVE INGREDIENT means ethyl 4-(8-chloro-5, 6-dihydro-11H-benzo [5,6] cyclohepta [1,2-b]pyridin-11-ylid-ene)-1-piperidine carboxylate, known as loratadine.

         1.2 ADVERSE EXPERIENCE means the definition in the current 21 CFR "Sections 312.32 and 314.80, as in effect from time to time.

         1.3 AFFILIATE means (i) any Person which at the time of determination is directly or indirectly controlled by any party hereto; (ii) any Person which at the time of determination directly or indirectly controls any party hereto; or (iii) any Person which is under the direct or




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indirect control of any such Person as described in subparagraphs (i) or (ii).
Control in this Section means ownership of greater than fifty percent (50%) of the voting stock or other voting interests in the Person in question. For purposes of this Agreement, Immunex Corporation shall not be considered to be an affiliate of ESI.

         1.4 AGENCY means any governmental regulatory authority responsible for granting approvals, including Pricing Approvals, for the sale of the Product in a country in the Territory.

         1.5 ANDA means an Abbreviated New Drug Application, as defined in the United States Food, Drug and Cosmetic Act, as amended, and applicable FDA rules and regulations.

         1.6 CIMA PATENTS shall mean those Patents and Patent applications owned or Controlled by CIMA during the Term of this Agreement that claim the Product, its manufacture or method of use, including the Patents and Patent applications which are set forth on Exhibit A hereto.

         1.7 COMMERCIALLY REASONABLE EFFORTS means efforts and resources normally used by a party for a compound or product owned by it or to which it has rights, which is of similar market potential at a similar stage in its product life, taking into account the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products, and other relevant factors. It is anticipated that the level of efforts and resources may change at different times during the product life cycle of a compound or product.


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         1.8 CONTROL OR CONTROLLED in the context of intellectual property rights means rights to intellectual property sufficient to allow a grant of rights to a party.

         1.9 DIRECT COST means the costs for those items specified in Exhibit B, which costs are calculated in accordance with U.S. generally accepted accounting principles consistently applied.

         1.10 EFFECTIVE DATE means the date determined in Section 14.10.

         1.11 FDA means the United States Food and Drug Administration, or any successor thereto.

         1.12 GOOD CLINICAL PRACTICE OR GCP means the then current standards for clinical trials for pharmaceuticals, as set forth in the United States Federal Food, Drug and Cosmetics Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the European Union and other organizations and governmental agencies in countries in which Product is intended to be sold, to the extent such standards are not inconsistent with United States GCP.

         1.13 GOOD LABORATORY PRACTICE OR GLP means the then current standards for laboratory activities for pharmaceuticals, as set forth in the United States Federal, Food, Drug and Cosmetics Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which Product is intended to be sold, to the extent such standards are not inconsistent with United States GLP.



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         1.14 GOOD MANUFACTURING PRACTICE OR GMP means the current standards for the manufacture of pharmaceuticals, as set forth in the United States Federal, Food, Drug and Cosmetics Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good manufacturing practices as are required by the European Union and other organizations and governmental agencies in countries in which Product is intended to be sold, to the extent such standards are not inconsistent with United States GMP.

         1.15 GROSS PROFIT means Net Sales less total cost of goods (including Active Ingredient provided to CIMA at ESI's Direct Cost), shipping (including costs of shipping Product from CIMA to ESI), packaging and storage.

         1.16 HSR ACT means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         1.17 LAUNCH DATE means the date of first commercial shipment of the Product by ESI or its Affiliates or their respective subdistributors to Third Parties in a country in the Territory.

         1.18 MAJOR COUNTRY means any of the United States, Germany, or the United Kingdom. The foregoing countries may also collectively be referred to as Major Countries.

         1.19 NET SALES means the gross invoice price for Product sold by ESI or its Affiliates or sublicensees or subcontractors to a Third Party customer less the reasonable and customary accrual-basis deductions from such gross amounts for: (i) normal and customary trade, cash and other discounts, allowances and credits actually allowed and taken directly with respect to sales of Product, (ii) credits or allowances actually granted for damaged goods, returns or rejections of Product; (iii) sales or similar taxes (including duties or other governmental charges levied on, absorbed or otherwise imposed directly on the sales of Product, including, without limitation, value added taxes or other governmental charges otherwise measured by the billing amount) which are included in billing amount, and excluding any taxes imposed on or measured by the net income or profits of the selling party; (iv) uncollectable accounts; (v) charge back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups; and (vi) rebates (or equivalents thereof) that are granted to or charged by national, state, provincial or local governmental authorities in countries other than the United States.

         Such amounts shall be determined from the books and records of ESI, its Affiliates and their respective sublicensees and subdistributors maintained in accordance with U.S.



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generally accepted accounting principles consistently applied, and such amounts shall be calculated using the same accounting principles used for other ESI products.

         Sales between or among ESI, its Affiliates and its sublicensees and subdistributors shall be excluded from the computation of Net Sales if such Affiliates or sublicensees and subdistributors are not end-users, but Net Sales shall include the subsequent final sales to Third Parties by any such Affiliates or sublicensees or subdistributors. Where (i) Product is sold by ESI, its Affiliates or its sublicensees and subdistributors other than in an arms-length sale or as one of a number of items without a separate invoiced price; or (ii) consideration for Product shall include any non-cash element, the Net Sales applicable to any such transaction shall be deemed to be ESI's average Net Sales for the applicable quantity of to the Product at that time.

         1.20 PATENTS means all patents and patent applications, and all additions, divisions, continuations, continuations in-part, pipeline protection, substitutions, reissues, extensions, registrations, patent term extensions, supplementary protection certificates and renewals of any of the above.

         1.21 PERSON means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency thereof.

         1.22 PRICING APPROVAL means any approval for price or reimbursement as may be necessary or appropriate as a prerequisite for marketing the Product in a particular country of the Territory.

         1.23 PRODUCT means rapid dissolving tablets containing 10 milligrams Active Ingredient in any of CIMA's current fast dissolve technologies, which include the DuraSolv(TM) and OraSolv(R)



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technologies. The Product shall be pharmaceutically equivalent and bioequavalent to CLARITIN(R) REDITABS containing 10 milligrams Active Ingredient.

         1.24 REGULATORY APPROVAL means the product license or marketing approval necessary as a prerequisite for marketing the Product in a particular country in the Territory.

         1.25 REGULATORY DOCUMENTS means all regulatory submissions, Regulatory Approvals, and Pricing Approvals.

         1.26 SPECIFICATIONS means the specifications for the Product as set forth in Exhibit C hereto, as may be amended from time to time by the parties in the course of Product development and in accordance with the regulatory submissions and/or Regulatory Approvals, or as otherwise required by regulatory authorities.

         1.27 SUPPLY AGREEMENT means the agreement for the exclusive supply of Product by CIMA to ESI between the parties and effective on the Effective Date.

         1.28 TECHNICAL INFORMATION means (a) techniques and data, including ideas, inventions (including patentable inventions), practices, methods, knowledge, know-how, trade secrets, skill, experience, documents, apparatus, clinical and regulatory strategies, test data, including pharmacological, toxicological and clinical test data, analytical and quality control data, manufacturing, patent data or descriptions relating to Product, and (b) chemical formulations, compositions of matter, product samples and assays relating to Product.



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         1.29 TERM shall have the meaning set forth in Section 10.1.

         1.30 TERRITORY means the world.

         1.31 THIRD PARTY means any Person other than a party to this Agreement or an Affiliate of a party to this Agreement

         1.32 $ means United States dollars.

                                   ARTICLE II

                          GRANT OF RIGHTS; EXCLUSIVITY

         2.1 GRANT OF RIGHTS During the Term of this Agreement, CIMA hereby grants to ESI, an exclusive license under the CIMA Patents and Technical Information, and CIMA's interest in Joint Patent Rights, to market, promote, use, distribute, sell, have sold and to import and export Product within the Territory, provided that CIMA grants only a non-exclusive license under U.S. Patent No. 5,225,197 and corresponding patents throughout the world. In addition to the foregoing, ESI shall have an exclusive license under the CIMA Patents ad Technical Information, and CIMA's interest in the Joint Patent Rights, to make (and to have made) Product in the Territory subject to, and in accordance with, the provisions of Sections 2.4,11.3(b) and the applicable provisions of the Supply Agreement.

         2.2 SUBLICENSE RIGHTS The rights granted to ESI hereunder includes the right to sublicense all or part of such rights to ESI Affiliates and/or Third Parties in all or part of the Territory; provided that (a) the terms and conditions of such grant of sublicense rights (i) are consistent with and do not violate the terms and conditions of this Agreement, and (ii) provide ESI with the right and obligation to enforce such terms and



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conditions; (b) ESI remains primarily liable and responsible for the performance of any such Affiliates and Third Parties according to the terms of this Agreement; and (c) if ESI grants a sublicense to a Third Party, then ESI shall promptly notify CIMA of the identify of the Third Party; provided, however that any sublicense of the rights contained in Section 2.4 hereof or Section 2.9 of the Supply Agreement shall be subject to the prior written consent of CIMA, such consent not to be unreasonably withheld or delayed.

         2.3 EXCLUSIVITY During the Term of this Agreement, with respect to countries not subject to European Union (EU) competition law, neither party shall develop, manufacture, license, distribute or sell any rapid dissolving solid dosage form containing the Active Ingredient that competes with Product in the Territory ("Competing Product"). With respect to countries of the Territory subject to EU competition law, during the Term of this Agreement, neither party shall manufacture or distribute any Competing Product in the Territory. Notwithstanding anything contained in this Section 2.3, nothing contained herein shall prevent ESI or any Affiliate of ESI from acquiring an interest in a business (the "Acquired Business") which is developing, has developed or is selling any Competing Product in the Territory (the "Competing Operations") where the annual revenues of the Competing Operations do not exceed twenty percent (20%) of the aggregate annual revenues of the Acquired Business.

         2.4 ESI RIGHT TO MANUFACTURE At any time after filing of an ANDA for Product in the United States, ESI shall have the right to transfer manufacture of the Product from CIMA to ESI, upon three (3) months' prior written notice to CIMA. Upon receipt of such notice, CIMA shall use Commercially Reasonable Efforts to transfer to ESI the Technical Information relating primarily to the manufacture of Product, including all manufacturing




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
 know-how, that is reasonably necessary to enable ESI to make and have made Product. In such event, ESI shall pay to CIMA a [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] technical transfer fee upon completion of the technology transfer (as indicated by ESI's or its contract manufacturer's completion of validation batches of Product), plus out-of-pocket expenses, incurred by CIMA directly related to such technical assistance.

                                   ARTICLE III

                             DEVELOPMENT ACTIVITIES

         3.1 DEVELOPMENT AND REGISTRATION RESPONSIBILITIES FOR THE PRODUCT Each party agrees to use its Commercially Reasonable Efforts to perform its obligations to develop, be the first person to file an ANDA with Paragraph IV certification, and register the Product to meet the timetable set forth in Exhibit D. Each party shall comply with all applicable GLP, GCP and GMP in the conduct of the development of the Product. CIMA shall (a) be responsible for conducting the ongoing development work for Product; (b) design and conduct all dosage form, formulation, process, and chemistry manufacturing and control (CMC) and related technical studies on Product, including preparation of dosage form CMC regulatory documents, and conduct scale-up activities for the manufacture of Product. ESI shall be responsible for and shall (a) conduct all pivotal biostudies, and (b) file, own and maintain all submissions for Regulatory Approval and Regulatory Approvals of Product in the Territory. CIMA shall be responsible for providing the CMC and related technical components of such submissions, as jointly determined by the parties, and ESI shall be responsible for formatting such documentation for, and submitting such documentation to, the appropriate Agencies in the Territory. The ANDA shall be filed with



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CIMA as approved manufacturer. The parties shall cooperate with, and assist, each other in connection with their activities hereunder including addressing regulatory questions, and preparing updates and supplements to regulatory filings for Product in the Territory. ESI, however, shall be responsible for all communications with the FDA and post-Regulatory Approval regulatory requirements in the Territory, including pharmacovigilance and Adverse Drug Experience reporting, unless otherwise agreed in advance in writing by the parties.

         3.2 FUNDING OF PRODUCT DEVELOPMENT

            (a) ESI shall make the following non-refundable, non-creditable development payments to CIMA in $:

            1. Within three (3) days after the Effective Date: [***CONFIDENTIAL
               TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]

            2. Upon successful completion (as determined by ESI) of pivotal biostudy for the Product.

                    [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED
               SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]


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

            3. Upon FDA acceptance of ANDA filing for the Product:

               --------------------------------------------------------------------------------
               Option A   ESI is first Person to file  Paragraph   [***CONFIDENTIAL
                          IV certification                         TREATMENT REQUESTED,
                                                                   PORTION OMITTED FILED
                                                                   SEPARATELY WITH THE
                                                                   SECURITIES AND
                                                                   EXCHANGE COMMISSION.***]
               --------------------------------------------------------------------------------
               Option B   ESI is not first Person to file          [***CONFIDENTIAL
                          Paragraph IV certification               TREATMENT REQUESTED,
                                                                   PORTION OMITTED FILED
                                                                   SEPARATELY WITH THE
                                                                   SECURITIES AND
                                                                   EXCHANGE COMMISSION.***]
               --------------------------------------------------------------------------------


3.2 (b) In addition to the development payments described in Section 3.2(a), ESI shall pay to CIMA, within thirty( 30) days of receipt of CIMA's invoice, development costs on successful completion of the development activities for the Product and in amounts not to exceed the budgeted amounts set forth below. Such development costs shall be invoiced by CIMA at CIMA's Direct Cost.



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

               --------------------------------------------------------------------------------
                Formulation Development           [***CONFIDENTIAL TREATMENT REQUESTED, PORTION
                                                  OMITTED FILED SEPARATELY WITH THE SECURITIES
                                                  AND EXCHANGE COMMISSION.***]


               --------------------------------------------------------------------------------
                Scale-up of Final Formulation     [***CONFIDENTIAL TREATMENT REQUESTED, PORTION
                                                  OMITTED FILED SEPARATELY WITH THE SECURITIES
                                                  AND EXCHANGE COMMISSION.***]


               --------------------------------------------------------------------------------
                Full-Scale GMP Batch
                Manufactured for Bioequivalence
                Studies                           [***CONFIDENTIAL TREATMENT REQUESTED, PORTION
                                                  OMITTED FILED SEPARATELY WITH THE SECURITIES
                                                  AND EXCHANGE COMMISSION.***]


               --------------------------------------------------------------------------------
                CMC Preparation                   [***CONFIDENTIAL TREATMENT REQUESTED, PORTION
                                                  OMITTED FILED SEPARATELY WITH THE SECURITIES
                                                  AND EXCHANGE COMMISSION.***]
               --------------------------------------------------------------------------------


                                                                              12
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
               ----------------------------------------------------------------------------------
                Validation/Commercialization
                (only if CIMA manufactures
                launch quantities of Product)     [***CONFIDENTIAL TREATMENT REQUESTED, PORTION
                                                  OMITTED FILED SEPARATELY WITH THE SECURITIES
                                                  AND EXCHANGE COMMISSION.***]
               ----------------------------------------------------------------------------------
                                            Total                               $800,000
               ----------------------------------------------------------------------------------

         ESI shall fund all clinical biostudies for the Product.

                                   ARTICLE IV

                              DILIGENCE OBLIGATIONS

         4.1      PERFORMANCE OBLIGATIONS

                  (a) ESI shall, subject to supply by CIMA of launch quantities of Product, use Commercially Reasonable Efforts to launch Product as soon as commercially reasonable in each Major Country, within three (3) months following the later of Regulatory Approval or if applicable, Pricing Approval, provided the pricing is approved within ESI's global pricing limits. The Product must also be free of all other legal and regulatory encumbrances.

         4.2 RECORD KEEPING Each party shall record, to the extent practical and customary in the industry, all Technical Information relating to the Product development in written form, which writing shall be signed, dated and witnessed, consistent with standard



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practices of each party. All such written records of the parties shall be maintained in a form sufficient to satisfy Regulatory Agencies.

         4.3 ADVERSE DRUG EXPERIENCES To the extent either party receives any information regarding Adverse Drug Experiences related to the use of the Product, such party shall promptly provide the other party with such information in accordance with the Adverse Event Reporting Procedures set forth in Exhibit E hereto (as may be amended from time to time upon written agreement of the parties).

                                    ARTICLE V

                            ROYALTY PAYMENTS TO CIMA


         5.1 ROYALTIES PAYABLE BY ESI Following the Launch Date of Product in any country in the territory, ESI shall pay to CIMA, on a quarterly basis, a royalty in the amounts set forth below on Gross Profits of the Product during the previous quarter.





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

             (a) During any period from the Launch Date in which    [***CONFIDENTIAL TREATMENT REQUESTED, PORTION
                 there is no other launched generic to              OMITTED FILED SEPARATELY WITH THE SECURITIES AND
                 CLARITIN(R) REDITABS                               EXCHANGE COMMISSION.***] of Product Gross Profit
                                                                    in the Territory, plus a quarterly payment in
                                                                    the amount of the lesser of [***CONFIDENTIAL
                                                                    TREATMENT REQUESTED, PORTION OMITTED FILED
                                                                    SEPARATELY WITH THE SECURITIES AND EXCHANGE
                                                                    COMMISSION.***]


                 During any period from the Launch Date in which    [***CONFIDENTIAL TREATMENT REQUESTED, PORTION
                 there is another launched generic to               OMITTED FILED SEPARATELY WITH THE SECURITIES AND
                 CLARITIN(R) REDITABS                               EXCHANGE COMMISSION.***] of Product Gross Profit
                                                                    in the Territory.


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             (b) ESI shall either (i) pay to CIMA royalties on Product Gross
                 Profit sold by any Third party sublicensee, or (ii) provide in such sublicense that such sublicensee shall pay to ESI royalties on Product Gross Profit sold by such sublicensee, in either case at the royalty rate set forth in Section
                 5.1(a) that would be applicable had such Gross Profits been made by ESI, and provided that in either case, ESI shall remain liable for the timely payment of all such royalties.

         5.2 ROYALTY REPORTS During the Term of this Agreement following the Launch Date of Product in any country, ESI shall, within forty five (45) days after each calendar quarter for sales of Product in the United States and within sixty (60) days after each calendar quarter for sales of Product outside the United States, furnish to CIMA a written quarterly report showing (i) the gross sales of Product sold by ESI and its Affiliates and sublicensees during the reporting period and the calculation of Net Sales and Gross Profit from such gross sales; (ii) the royalties and other payments which shall have accrued hereunder in respect of such sales; (iii) withholding taxes, if any, required by law to be deducted in respect of such royalty payments; (iv) the Launch Date(s) of Product in any country(ies) during the reporting period; and (v) the exchange rates used in determining the amount of payment hereunder. Payments accrued in such quarter shall be paid to CIMA no later than the respective time periods for the United States (45 days) and other countries (60 days) for submission of royalty reports after each calendar quarter.

         5.3 INSPECTION OF RECORDS The parties shall maintain at their offices, accurate and complete books and records consistent with sound business and accounting this Agreement by the respective party to be determined. ESI and CIMA shall permit an



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independent certified accountant (subject to obligations of confidentiality)
appointed by the other party and reasonably acceptable to ESI or CIMA (as applicable), at the other party's expense, to examine such books and records at all reasonable times for the sole purpose of (i) verifying ESI's or CIMA's (as applicable) reports and accounting submitted to the other party hereunder and
(ii) determining the correctness of payments. In the event of any underpayment of any payment by at least five percent (5%), the costs of such inspection shall be borne by the party who made such underpayment and such underpayment shall be forthwith paid by such party to the other party with interest at the rate specified in Section 5.5.

         5.4 PAYMENTS Each party shall make all payments due to the other party hereunder in $ by wire transfer in immediately available funds to an account designated by the payee party.

         5.5 INTEREST The parties shall pay interest on any amounts overdue under this Agreement at a rate equal to the $ prime or equivalent rate quoted by Citibank N.A. or another mutually acceptable bank, as in effect during the period from the date due until payment.

         5.6 EXCHANGE RATES All royalty payments to be made pursuant to this Agreement shall be made in $. Amounts based on Net Sales in currencies other than $ shall be converted to $ at the ESI financial statement exchange rates applied by ESI on a consistent basis in ESI's own financial accounting on the date such payment is due.

         5.7 CURRENCY BLOCKAGE Where payments are due hereunder for sales of Product in a country where, by reason of currency regulations or taxes of any kind, it is impossible or illegal for ESI to transfer payments to CIMA in that country, such payments




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

shall be deposited by ESI in whatever currency is allowable for the benefit or credit of CIMA in an accredited bank in that country that is reasonably acceptable to CIMA.

         5.8 WITHHOLDINGS Any and all income or similar taxes imposed or levied on account of the receipt of payments under this Agreement which are required to be withheld shall be paid by ESI on behalf of CIMA and shall be paid to the proper taxing authority. Proof of payment shall be secured, if available, and sent to CIMA by ESI as evidence of such payment in such form as required by the tax authorities having jurisdiction over ESI. Such taxes shall be deducted from the payments that would otherwise be remittable by ESI. ESI shall take reasonable measures to assist CIMA in obtaining credit for such taxes against CIMA's United States tax liabilities.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         6.1 REPRESENTATION AND WARRANTIES OF EACH PARTY Each of CIMA and ESI hereby represents, warrants and covenants to the other party hereto as follows:

         (a) it is a corporation or entity duly organized and validly existing under

         (b) the laws of the state or other jurisdiction of incorporation or formation;

         (c) the execution, delivery and performance of this Agreement by such

         (d) party has been duly authorized by all requisite corporate action and does not

         (e) require any shareholder action or approval;

         (f) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and

         (g) the execution, delivery and performance by such party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound.

         6.2 REPRESENTATIONS AND WARRANTIES OF CIMA In addition to the representations and warranties made by CIMA under Section 6.1 above, CIMA hereby further represents and warrants to ESI that:

         (a) As of the Effective Date, the CIMA Patents are existing and, to the best of its knowledge, are not invalid or unenforceable, in whole or in part;

         (b) It has the full right, power and authority to grant all of the right, title and interest in the licenses granted under Article II hereof;

         (c) It has not, prior to the Effective Date, previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Product, or the CIMA Patents, or CIMA Technical Information, with respect to which ESI has been granted a license or other rights hereunder in the Territory, provided that CIMA has granted, and may in the future grant, licenses to Third Parties under such CIMA Patents and CIMA Technical Information which licenses do not conflict with the rights granted to ESI under this Agreement;

         (d) It is the sole and exclusive owner of the CIMA Patents and Technical Information existing as of the Effective Date, all of which are free and clear of any liens, charges and encumbrances, except as provided in Section 6.2(c), and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership with respect to the CIMA Patents or Technical Information in the Territory, provided that CIMA has only a non-exclusive license under U.S. Patent No. 5,225,197 and its corresponding foreign counterparts;

         (e) To the best of its knowledge the CIMA Patents and Technical Information do not, as of the Effective Date, interfere or infringe on any valid intellectual property rights owned or possessed by any Third Party in the Territory, provided that whereas ESI is aware of the possibility of interference between one or more of the CIMA Patents and United States Patent 5,464,632 (the '632 Patent), and ESI is aware of patents corresponding to said '632 Patent in other jurisdictions, no such representation is made with respect to said '632 Patent or with respect to any corresponding patent.

         (f) As of the Effective Date, there are no claims, judgments or settlements against or owed by CIMA or, to the best of its knowledge, pending or threatened claims or litigation relating to the CIMA Patents or Technical Information;

         (g) During the Term of this Agreement it will use Commercially Reasonable Efforts not to diminish the rights under the CIMA Patents and Technical Information licensed to ESI hereunder, by not committing or permitting any actions or omissions which would cause the breach of any agreements between itself and Third Parties which provide for intellectual property rights applicable to the development, manufacture, use or sale of Product, that it will provide ESI promptly with notice of any such alleged breach, and that as of the Effective Date, it is in compliance in all material respects with any agreements with Third Parties relating to the CIMA Patents and Technical Information.

         6.3 REPRESENTATION BY LEGAL COUNSEL Each party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the parties agree that no presumption shall exist or be implied against the party which drafted such terms and provisions.

                                   ARTICLE VII

                                 INDEMNIFICATION

         7.1 INDEMNIFICATION BY ESI Except as provided in Section 9.3, ESI shall indemnify, defend and hold harmless CIMA and its Affiliates, and each of its and their respective employees, officers, directors and agents (each a "CIMA Indemnified Party") from and against any all liability, loss, damage, cost and expense (including reasonable attorney's fees) (collectively, a "Liability") which the CIMA Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (i) the breach by ESI of any representation or warranty contained in this Agreement, or (ii) the manufacture, promotion, distribution, use, testing, marketing, sale or other disposition of Product by ESI, its Affiliates or sublicensees. Notwithstanding the foregoing, ESI shall have no obligation under this Agreement to indemnify, defend or hold harmless any CIMA Indemnified Party with respect to claims, demands, costs or judgments which result from either (x) the failure of Product supplied by CIMA or its Affiliates to comply with the Specifications or the applicable Regulatory Approvals or (y) the willful misconduct or negligent acts or omissions of CIMA, its Affiliates, or any of their respective employees, officers, directors or agents.

         7.2 INDEMNIFICATION BY CIMA Except as provided in Section 9.3, CIMA shall indemnify, defend and hold harmless ESI and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a "ESI Indemnified Party") from and against any Liability which the ESI Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with the breach by CIMA of any representation or warranty contained in this Agreement. Notwithstanding the foregoing, CIMA shall have no obligation under this Agreement to indemnify, defend, or hold harmless any ESI Indemnified Party with respect to claims, demands, costs or judgments which result from the failure of Active Ingredient supplied by ESI or its Affiliates to comply with the Specifications or the applicable Regulatory Approvals, or from the willful misconduct or negligent acts or omissions of ESI, its Affiliates, or any of their respective employees, officers, directors or agents.

         7.3 CONDITIONS TO INDEMNIFICATION The obligations of the indemnifying party under Sections 7.1 and 7.2 are conditioned upon delivery of written notice to the indemnifying party of any potential Liability promptly after the indemnified party becomes aware of such potential Liability, provided, however, that the failure to give such notice promptly shall not impair a party's rights to indemnification under this Article VII unless the delay in providing such notice has a material adverse effect on the ability of the indemnifying party to defend against such Liability. The indemnifying party shall have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the suit or claim in writing; however, if in the reasonable judgment of the indemnified party, such suit or claim involves an issue or matter which could have a material adverse effect on the business operations or assets of the indemnified party, the indemnified party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any rights such party may have as against any Third Party at law or in equity. If the indemnifying party defends the suit or claim, the indemnified party may participate in (but not control) the defense thereof at its sole cost and expense.

         7.4 SETTLEMENTS Neither party may settle a claim of action related to a Liability without the consent of the other party, if such settlement would impose any monetary obligation on the other party or require the other party to submit to an injunction or otherwise limit the other party's rights under this Agreement. Any payment made by a party to settle any such claim or action shall be at its own cost and expense except in the event that such payment was made with the prior written consent of the indemnifying party, in which case such payment will be subject to the indemnification obligations of the parties as set forth in this Article VII.

         7.5 INSURANCE Each party further agrees to obtain and maintain, during the term of this Agreement, Comprehensive General Liability Insurance, including Products Liability Insurance, with reputable and financially secure insurance carriers to cover its indemnification obligations under Section 7.1 or 7.2, as applicable, or, in the case of ESI, self-insurance, in each case with limits of not less than one million dollars ($1,000,000.00) per occurrence and two million dollars ($2,000,000.00) in the aggregate.

                                  ARTICLE VIII

                                 CONFIDENTIALITY

         8.1 NONDISCLOSURE During the Term of this Agreement and for a period of five (5) years thereafter, all proprietary and confidential business, technical, scientific and/or regulatory information, including Technical Information, disclosed to the receiving party or its Affiliates (herein collectively, the (Receiving Party) by the other party or its Affiliates (herein collectively, the (Disclosing Party) hereunder or under the existing Confidentiality Agreement between the parties which is marked as confidential at the time of disclosure, or if disclosed or obtained orally or visually (or otherwise in a non-written form), was described or summarized in a writing or other tangible form and identified as confidential and forwarded to the Receiving Party within thirty
(30) days of such disclosure (collectively, Confidential Information), shall be deemed to be confidential and shall be treated as such by the Receiving Party and shall not be disclosed, in whole or in part, by the Receiving Party to any other Person except as expressly set forth herein, and shall be used only for the purposes of this Agreement. Notwithstanding the foregoing these mutual obligations of confidentiality shall not apply to any information to the extent that such information is:

         (i) independently developed by such party as documented by prior written records outside the scope and not in violation of this Agreement;

         (ii) legally in the public domain at the time of its receipt or thereafter legally becomes part of the public domain through no fault of the recipient;

         (iii) received without an obligation of confidentiality from a Third Party having the right to disclose such information;

         (iv) released from the restrictions of this Article VIII by the express written consent of the Disclosing Party;

         (v) as may be required for securing Regulatory Approval, or as may be required to be disclosed to an Agency or as otherwise required by a court order or any law or regulation (including, as may be required in connection with any filings made with the Securities and Exchange Commission or by the disclosure policies of a major stock exchange in the Territory); provided, however, that at the other party's request, the disclosing party shall request that the relevant legal or regulatory authority, or major stock exchange, treat as confidential any Confidential Information of either party included in any such disclosure and generally use diligent efforts to seek confidential treatment where available.


         8.2 SCOPE OF CONFIDENTIALITY CIMA and ESI agree to limit the disclosure of any Technical Information and other Confidential Information received hereunder to such Affiliates, officers and employees as are necessary to carry out the provisions of this Agreement and who are likewise bound by provisions equivalent to this Article VIII, except that, with CIMA's written consent, which shall not be unreasonably withheld or delayed, ESI may disclose Confidential Information of CIMA to consultants, to distributors, and to actual or potential sublicencees and subdistributors, provided that they are likewise bound by confidentiality provisions similar to, or more stringent than, those set forth in this Article VIII. The parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by Persons to whom access to such Confidential Information is granted. Unauthorized use or disclosure by any person who has been given access to Confidential Information by a Receiving Party hereunder shall be deemed to be unauthorized use or disclosure by such Receiving Party, and the Receiving Party shall be responsible to the Disclosing Party hereunder.

                                   ARTICLE IX

               TECHNOLOGY AND DATA OWNERSHIP RIGHTS; INFRINGEMENT

         9.1 OWNERSHIP OF DATA AND TECHNICAL INFORMATION

             (a) CIMA shall solely own all formulation, system design, chemistry manufacturing and control (CMC) and manufacturing process data and documents that arise out of the development program ("CIMA Data"), and ESI shall execute such documents and take such actions as are necessary to implement the foregoing. ESI shall solely own all clinical data and documents arising from the development program for Product funded by ESI ("ESI Data"), and CIMA shall execute such documents and take such actions as are necessary to implement the foregoing. ESI agrees to disclose to CIMA, on an on-going basis, in writing, all ESI Data, provided that CIMA shall not be permitted to use such ESI Data except for internal research purposes, and further provided that ESI shall not disclose such ESI Data to any Third Party.

             (b) Inventorship of any inventions acquired or developed in connection with the development program shall be determined by reference to United States patent laws pertaining to inventorship. Accordingly, (i) if an invention is made in connection with the development program by one (1) or more employees or consultants of each party, it shall be deemed to be a "Joint Invention". If one or more claims included in an issued Patent or pending patent application which is filed in a patent office in the Territory claim such Joint Invention following rules shall govern ownership of such Patent or patent application: (a) Joint Inventions which relate to specifically Loratadine and/or administration of Loratadine shall be the sole property of ESI, (b) Joint Inventions which relate to rapidly-dissolving dosage forms shall be the sole property of CIMA but shall be included in the CIMA Patents and shall be subject to the license granted hereunder; and

             (c) any other Joint Inventions shall be jointly owned by CIMA and ESI as Joint Patent Rights hereunder. If an invention is made in connection with the development program solely by an employee or consultant of a party, it shall be solely owned by such party, and any Patent filed claiming such solely owned invention shall also be solely owned by such party. Each party shall require its employees and consultants to disclose to it any inventions relating to the Product in writing promptly after conception, and each party shall, subsequent to any such disclosures to it by its employees or consultants, promptly disclose such inventions to the other party. Each party shall ensure that its employees and consultants shall assign his/her interest in such invention(s) to his/her respective party employer, as the case may be, and such rights shall therefore vest in the respective party employer to whom the inventor assigns his/her rights. CIMA shall use Commercially Reasonable Efforts to obtain and maintain CIMA Patents for the CIMA DuraSolv(TM) (OraSolv(R)) technologies in the Major Countries. The parties shall mutually agree upon how and where to file and prosecute any Joint Patent Rights, the maintenance of any ensuing Joint Patent Rights covering such Joint Inventions, and how to license, enforce, defend and protect any such Joint Patent Rights and how to share the costs relating thereto.

         9.2 INFRINGEMENT

             (a) Each party shall promptly report in writing to the other party during the term of this Agreement any known infringement or suspected infringement of any of the CIMA Patents in the Territory by manufacture, use or sale of a Product on a commercial scale in derogation of the rights granted to ESI hereunder (hereinafter, a "Related Infringement") of which it becomes aware, and shall provide the other party with all available evidence supporting said infringement or suspected infringement.

             (b) Except as provided in paragraph (d) below, CIMA shall have the right to initiate an infringement or other appropriate suit anywhere in the Territory against any Third Party who at any time has infringed, or is suspected of infringing, any of the CIMA Patents. CIMA shall give ESI sufficient advance notice of its intent to file any suit on account of a Related Infringement and the reasons therefor, and shall provide ESI with an opportunity to make suggestions and comments regarding such suit. CIMA shall keep ESI promptly informed, and shall from time to time consult with ESI regarding the status of any such suit on account of a Related Infringement and shall provide ESI with copies of all documents filed in, and all written communications relating to, such suit.

             (c) CIMA shall have the sole and exclusive right to select counsel for any suit referred to in subsection (b) above and shall, except as provided below, pay all expenses of the suit, including without limitation attorneys' fees and court costs. ESI, in its sole discretion, may elect, within 60 days after the commencement of such litigation on account of a Related Infringement, to contribute to the costs incurred by CIMA in connection with such litigation and, if it so elects, any damages, royalties, settlement fees or other consideration received by CIMA as a result of such litigation shall be shared by CIMA and ESI pro rata based on their respective sharing of the costs of such litigation provided that such pro rata share shall not exceed fifty percent (50%) unless CIMA has consented to a higher share in writing. In the event that ESI elects not to contribute to the costs of such litigation, CIMA shall be entitled to retain any damages, royalties, settlement fees or other consideration for infringement resulting therefrom. If necessary, ESI shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit. ESI shall offer reasonable assistance to CIMA therewith at no charge to CIMA except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. ESI shall have the right to participate and be represented in any such suit by its own counsel at its own expense. CIMA shall not settle any such suit on terms which grant any license to any other party in derogation of the rights granted to ESI hereunder without obtaining the prior written consent of ESI, which consent shall not be unreasonably withheld.

             (d) In the event that CIMA elects not to initiate an infringement or other appropriate suit pursuant to subsection (b) above on account of a Related Infringement after reasonable efforts to abate such Related Infringement without litigation have failed, but in no event later than ninety (90) days after ESI's notice to CIMA under Section 9.3(a), CIMA shall promptly advise ESI of its intent not to initiate such a suit, ESI shall have the right, at the expense of ESI, of initiating an infringement or other appropriate suit against the party or parties committing such Related Infringement. In exercising its rights pursuant to this subsection (d), ESI have the sole and exclusive right to select counsel and shall, except as provided below, pay all expenses of the suit including without limitation attorneys' fees and court costs. CIMA, in its sole discretion, may elect, within 60 days after the commencement of such litigation, to contribute to the costs incurred by ESI in connection with such litigation, and, if it so elects, any damages royalties, settlement fees or other consideration received by ESI as a result of such litigation shall be shared by ESI and CIMA pro rata based on their respective sharing of the costs of such litigation provided that such pro rata share shall not exceed fifty percent (50%) unless ESI has consented to a higher share in writing.

         In the event that CIMA elects not to contribute to the costs of such litigation, ESI shall be entitled to retain any damages, royalties, settlement fees or other consideration for infringement resulting therefrom. If necessary, CIMA shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as a result of being named a party to the suit. At ESI's request, CIMA shall offer reasonable assistance to ESI in connection therewith at no charge to ESI except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. CIMA shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

         9.3 CLAIMED INFRINGEMENT

             (a) In the event that a Third Party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, either party or any of their respective Affiliates, claiming infringement of its patent rights, based upon an assertion or claim arising out of the filing of an ANDA for Product, or the use, manufacture, distribution or sale of Product, such party shall promptly notify the other party of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and/or all papers served.

             (b) If a Third Party at any time brings an action, suit or proceeding against ESI and/or CIMA and/or their Affiliates, claiming infringement of its patent rights, based upon ESI's filing of an ANDA for Product in the Territory, ESI shall be responsible for the defense, costs and expenses, including attorney's fees, thereof. ESI shall have the right to use counsel of its own choice and shall control the defense of any such action, suit or proceeding. If CIMA desires to have additional counsel of its own choice participate in the defense, CIMA shall be solely responsible for the costs and expenses of its counsel. ESI shall have the authority to settle any such action, suit or proceeding with the prior written consent of CIMA, such consent not to be unreasonably withheld or delayed. If ESI receives any payment(s) as part of the settlement of any such threatened or actual action, suit or proceeding, then after deduction of ESI's costs and expenses, including attorney's fees, the balance (if any) of such payment(s) shall be split eighty percent (80%) to ESI and twenty percent (20%) to CIMA.

             (c) If a Third Party at any time brings an action, suit or proceeding against ESI and/or its Affiliates, claiming infringement of its patent rights, based upon an assertion or claim arising out of the use, importation, distribution, offer for sale or sale of Product in the Territory on account of the CIMA rapid dissolve technology used to manufacture Product, the parties shall share equally responsibility for and any and all costs and expenses associated with such legal actions including, without limitation, damages, settlement payments, attorneys' fees and court costs. Each party shall offer reasonable assistance to the other party in connection therewith at no charge to the other party except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance.

             (d) This Section 9.3 states the entire responsibility of CIMA in the case of any claimed infringement or violation of any Third Party's patent rights.

                                    ARTICLE X

                              TERM AND TERMINATION

         10.1 TERM This Agreement shall be effective as of the Effective Date, and, unless sooner terminated by mutual agreement or pursuant to any other provision of this Agreement, shall continue in full force and effect, on a country-by-country basis, until the later to occur of (a) ten (10) years from the Launch Date of Product in such country, or (b) expiration of the last to expire of the CIMA Patents in each such country (the "Term").

         10.2 TERMINATION FOR DEFAULT Each party may terminate this Agreement if the other party commits a material breach of any material obligation under this Agreement and fails to remedy such breach within sixty (60) days (or, in the case of a late payment, ten (10) business days of notice of such breach), or other longer period of time if mutually agreed; provided that if the defaulting party initiates steps within the sixty (60) day notice period to remedy or cure the breach, unless the parties mutually agree otherwise, such termination shall become effective only if the breach is not remedied within one hundred and twenty (120) days after the initial notice from the non-defaulting party. For purposes of clarification, unless otherwise mutually agreed by the parties in writing, (a) in no event shall a defaulting party have longer than one hundred twenty (120) days to remedy a material breach (other than a material breach of a payment obligation) under this Section, and (b) in no event shall a defaulting party have longer than ten (10) business days to remedy a material breach of a payment obligation under this Section.

         10.3 TERMINATION BY ESI ESI shall have the right, in its sole discretion, to terminate this Agreement at any time upon six (6) months' prior written notice to CIMA.

                                   ARTICLE XI

                      EFFECT OF EXPIRATION AND TERMINATION

         11.1 EXPIRATION Upon expiration (but not termination) of this Agreement, ESI shall have the fully paid-up, royalty free, perpetual, irrevocable, non-exclusive right, itself and/or through its Affiliates, to make, have made, promote, market, distribute, sell, have sold, import and export Product pursuant to the Regulatory Documents and Technical Information (including manufacturing know-how).

         11.2 DEVELOPMENT COMMITMENTS In the event that CIMA terminates this Agreement pursuant to Section 10.2 or ESI terminates this Agreement pursuant to
Section 10.3, all development commitments (internal and external) of CIMA incurred or committed up through the effective date of such termination shall become due and payable to CIMA by ESI on the effective date of such termination.

         11.3 TRANSFER OF DOCUMENTS

              (a) In the event that CIMA terminates this Agreement pursuant to
Section 10.2 or ESI terminates this Agreement pursuant to Section 10.3, (i) ESI promptly but no later than within forty-five (45) days of such termination, shall assign and transfer to CIMA all ESI Data as relates to Product and (ii) ESI shall, within sixty (60) days of a request by CIMA, execute all documents necessary to assign to CIMA and/or its Affiliates all Regulatory Documents in the countries in the Territory where the Agreement has been terminated which relate to Product. In the event that no such assignment may legally be made in any country in the Territory, ESI shall continue to maintain such Regulatory Documents and shall provide to CIMA and/or CIMA's Affiliates and/or their designees continuing access and/or the right to cross-reference all such Regulatory Documents. Upon CIMA's request, ESI shall within the same period deliver to CIMA or its designees full copies (both paper and electronic, where available) of any Regulatory Documents in ESI's or its Affiliates' possession or control. In such event, CIMA shall pay to ESI [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] of CIMA's gross profits (including payments to CIMA by Third Parties) on Product in the Territory, payable quarterly with supporting documentation, sold by CIMA or a Third Party marketing partner up to the total of ESI's out-of-pocket costs for Product development consisting of raw materials, biostudy costs, and amounts paid under Section 3.2(b) for product development costs.

              (b) In the event that ESI terminates this Agreement pursuant to
Section 10.2, CIMA shall grant to ESI the exclusive right, and shall use Commercially Reasonable Efforts to transfer to ESI the CIMA Data and manufacturing know-how used by CIMA that is reasonably necessary to enable ESI to develop and register Product in the Territory, and to enable ESI either itself or through a contract manufacturer to manufacture Product. ESI shall pay CIMA, on a country-by-country basis, a royalty on Product sold by ESI thereafter equal to [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***] of ESI's Gross Profit during the term.

              (c) After the Term, ESI shall have a full paid-up, irrevocable, non-exclusive right in the Territory to use the data and documents and other Technical Information arising out of the development program for Product that are owned by CIMA (including any and all Technical Information relating primarily to the manufacture of the Product, including all manufacturing know-how) and CIMA shall use Commercially Reasonable Efforts to transfer to ESI the manufacturing know-how that is reasonably necessary to enable ESI to make and have made Product.

              11.4 NO DAMAGES UPON EXPIRATION OR TERMINATION Except as otherwise set forth in this Agreement, neither party shall be entitled to any compensation whatsoever as a result of expiration or termination of this Agreement, but without limiting either party's damages for any breach of this Agreement.

              11.5 CONTINUING OBLIGATIONS Termination or expiration of this Agreement for any reason shall be without prejudice to any obligations which shall have accrued to the benefit of either party prior to such termination or expiration. Upon termination or expiration of this Agreement, any payments owed to the other party on or before the effective date of termination would be due within thirty (30) days of the effective date of such termination or expiration. The following provisions of this Agreement shall survive expiration or termination hereof Article VIII, Section 9.1, Articles XI and XIV.

                                   ARTICLE XII

                                   TRADEMARKS

         12.1 USE OF CIMA'S TRADEMARK BY ESI ESI shall market the Product under its own tradename. However, ESI may refer to CIMA's DuraSolv(TM) or OraSolv(R) trademarks (the "MARKS") as applicable on the package, internal leaflet and promotional material of the Product by printing "Produced with CIMA DuraSolv(TM) (OraSolv(R)) technology" or word DuraSolv(TM) (OraSolv(R)). For this purpose, CIMA grants to ESI and its Affiliates a non-exclusive license to use CIMA's DuraSolv(TM) and OraSolv(R) trademarks during the Term. Prior to its printing, ESI (or an Affiliate) shall send CIMA a sample of the packaging, internal leaflet and related promotional material for CIMA's prior approval of ESI's use of the MARKS.

         12.2 TRADEMARK OWNERSHIP AND USE

              a. ESI recognizes CIMA's exclusive ownership of and title in and to the MARKS, and shall not at any time do or permit to be done any act or thing which would in any way impair the rights of CIMA in and to the MARKS or in any trademark registration application therefor, and shall not at any time claim any right of interest in or to the MARKS or the aforesaid trademark application therefor.

              b. ESI agrees that during the term of the Agreement and after its termination, however occurring, that ESI shall not:


                 (i) use the MARKS or any other mark confusingly similar thereto in connection with any goods not covered by this Agreement which would be likely to cause confusion between the parties; or

                 (ii) apply for or seek registration anywhere in the world, at any time, for the MARKS or any other mark confusingly similar thereto; or

                 (iii) commit or do any act which might prejudice or adversely affect the validity of the MARKS or CIMA's ownership thereof or dilute or diminish the value of the MARKS to CIMA.

              c. ESI shall use the MARKS only in a proper trademark sense and shall identify the MARKS as a registered trademark of CIMA by including use of the registered trademark symbol (R) or the symbol (TM) in association with the MARKS as specified by CIMA.

              d. ESI agrees that all goodwill resulting from its use of the MARKS shall inure to the exclusive benefit of CIMA.

              e. ESI shall assist CIMA in obtaining or maintaining registrations for the MARKS by supplying specimens, other proofs of use and other information or documents reasonably necessary to obtain or maintain registration of the MARKS in all jurisdictions within the Territory.

              12.3 QUALITY CONTROL ESI agrees that, to the extent the Product is manufactured by a party other than CIMA pursuant to this Agreement, the Product shall be manufactured in accordance with the Specifications. CIMA shall have the right to inspect the Products sold in connection with the MARKS so that CIMA can determine that the Products meet the Specifications. If the quality of any Products is determined not to meet the Specifications, then ESI shall not use any of the MARKS in connection with such Products and ESI shall, at its option, either (i) destroy such Products or (ii) repackage such Products to eliminate use of the MARKS.

                                  ARTICLE XIII

                         PRESS RELEASES AND PUBLICATIONS

         13.1 PRESS RELEASES The parties agree to issue a joint press release, in the form attached hereto as Exhibit F, upon the Effective Date. All other press releases and public announcements related to this Agreement shall be approved in advance in writing by the other party.

         13.2 PUBLICATIONS The parties shall mutually agree upon publications and the publication strategy with respect to work undertaken by the parties relating to Product, and neither party shall publish any result or study generated or developed under this Agreement except upon review by the other party at least sixty (60) days prior to submission of an abstract or manuscript for publication.

                                   ARTICLE XIV

                                  MISCELLANEOUS

         14.1 FORCE MAJEURE Neither party shall be liable for delay or failure to perform its obligations hereunder for so long as that failure or delay is the result of an event beyond its control which it could not have avoided by the exercise of reasonable diligence, (a force majeure event), provided that such party uses commercially Reasonable Efforts to comply with the terms of this Agreement as soon as practicable. A party asserting a force majeure event shall notify the other party promptly, giving an indication of the likely extent and duration thereof.

         14.2 ASSIGNMENT; SUCCESSORS AND ASSIGNS Neither party shall at any time, without obtaining the prior written consent of the other party, assign or transfer this Agreement to any Person. Notwithstanding the foregoing, each party shall be permitted to assign this Agreement to its Affiliates or to perform this Agreement, in whole or in part, through its Affiliates, provided that such party shall be primarily liable and responsible for performance by such Affiliate hereunder; and each party may also assign this Agreement to any successor by merger or upon a sale of all or substantially all of the assets to which this Agreement relates. This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and permitted assigns.

         14.3 NOTICES Any notices required or permitted to be given hereunder shall be in writing and shall be delivered by air courier service (requiring signature upon receipt) or sent by first class air mail, postage prepaid, or telefax (confirmed by phone conversation with the recipient) to the addresses set forth below. The parties may change the address at which notice is to be given by giving notice to the other party as herein provided. All notices shall be deemed effective upon receipt by the party to whom it is addressed.

If to CIMA:                CIMA LABS, Inc.
                           10000 Valley View Road
                           Eden Prairie, Minnesota  55344

                           Attention: Dr. John Siebert
                                      President and CEO
                           Telephone: (612) 947-8762
                           Telefax:   (612) 947-8770


If to ESI:        ESI Lederle        With a copy to:
130 North Radnor-Chester Road        American Home Products Corporation
St. Davids, Pennsylvania 19087       5 Giralda Farms
                                     Madison, New Jersey 07940

Attention:  President                Attention:
Telephone: (610) 971-4550            Senior Vice President & General Counsel
Telefax:  (610) 995-3394             Telephone: (973) 660-6040
                                     Telefax: (973) 660-7050

         14.4 GOVERNING LAW AND JURISDICTION This Agreement and its execution, validity and interpretation shall be governed in all respects in accordance with the laws of the State of Delaware, excluding conflicts of law rules.

         14.5 SEVERABILITY In the event that any provision of this Agreement shall be held to be unenforceable, invalid or in contravention of applicable law, such provision shall be of no effect, and the parties shall negotiate in good faith to replace such provision with a provision which effects to the extent possible the original intent of such provision.

         14.6 COMPLETE AGREEMENT; MODIFICATIONS This Agreement, together with all Exhibits attached hereto, constitutes the entire Agreement between the parties with respect to the present subject matter, all prior negotiations, agreements and understandings being expressly canceled hereby. This Agreement may be amended only by a written agreement embodying the full terms of the amendment signed by authorized representatives of both parties.

         14.7 NO AGENCY Neither party shall by virtue of this Agreement have any power to bind the other to any obligation nor shall this Agreement create any relationship of agency, partnership or joint venture.

         14.8 NO WAIVER No term or condition of this Agreement shall be considered waived unless reduced to writing and duly executed by an officer of the waiving party. Any waiver by any party of a breach of any term or condition of this Agreement will not be considered as a waiver of any subsequent breach of this Agreement, of that term or condition or any other term or condition hereof.

         14.9 COUNTERPARTS This Agreement may be executed in counterparts, each of which together shall constitute one and the same Agreement.

         14.10 HSR FILING To the extent necessary, each of CIMA and ESI shall file, as soon as practicable after the date this Agreement was signed by each of the parties, with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") the notification and report form (the "Report") required under the HSR Act with respect to the transactions as contemplated hereby and shall reasonably cooperate with the other party to the extent necessary to assist the other party in the preparation of its Report and to proceed to obtain necessary approvals under the HSR Act, including but not limited to the expiration or earlier termination of any and all applicable waiting periods required by the HSR Act. Each party shall bear its own expenses, including, without limitation, legal fees, incurred in connection with preparing such filings. If a Report is filed by the parties under the HSR Act, then the Effective Date shall be the date upon which the necessary approvals have been obtained under the HSR Act or that the notice and waiting period under the HSR Act has expired or been terminated.

         IF THE PARTIES DETERMINE THAT NO REPORT IS REQUIRED TO BE FILED UNDER THE HSR ACT, THE EFFECTIVE DATE SHALL BE THE DATE FIRST WRITTEN ABOVE.

         In the event that a Report is required to be filed under the HSR Act, either party may, prior to the Effective Date, terminate this Agreement by written notice to the other party, if, within one hundred twenty (120) days after this Agreement is signed by each of the parties, approval of the transactions contemplated by this Agreement under the HSR Act has not been obtained or the notice and waiting period, as may be extended by the FTC, under the HSR Act has not expired without adverse action regarding this Agreement or the transactions contemplated hereby. If this Agreement is terminated pursuant to this Section 14.10, then, notwithstanding any provision in this Agreement to the contrary, neither party shall have any further obligation to the other party with respect to the subject matter of this Agreement except for the obligations set forth in Article VIII hereof, which obligations shall survive any termination of this Agreement.

         14.11 COMPLIANCE ISSUES The parties acknowledge that the export of technical data, materials or products is subject to the exporting party receiving the necessary export licenses and that the parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either party. The parties agree that regardless of any disclosure made by the party receiving an export of any ultimate destination of any technical data, materials or products, the receiving party will not re-export either directly or indirectly, any technical data, material or products without first obtaining the applicable validated or general license from the United States Department of Commerce, FDA and/or any other agency or department of the United States Government as required.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CIMA LABS INC.                              ESI LEDERLE
By:  /s/ John M. Siebert                    By:  /s/ Mike Dey
Name:  John M Siebert                       Name:  Mike Dey
Title: President and CEO                    Title: President

                                LIST OF EXHIBITS



                  Exhibit A         CIMA PATENTS

                  Exhibit B         DIRECT COSTS

                  Exhibit C         SPECIFICATIONS

                  Exhibit D         DEVELOPMENT TIMELINE

                  Exhibit E         ADVERSE EVENTS

                  Exhibit F         PRESS RELEASE

                                    EXHIBIT A

                                  CIMA PATENTS



1.   UNITED STATES PATENT NO. 5,178,878

2.   UNITED STATES PATENT NO. 5,225,197

3.   UNITED STATES PATENT APPLICATION NO. 09/057,884 ALLOWED AUGUST 3, 1999

4.   ALL FOREIGN COUNTERPARTS TO THE ABOVE LISTED PATENTS AND PATENT
     APPLICATIONS

                                    EXHIBIT B

                                  DIRECT COSTS


                  "DIRECT COST" means (a) costs directly attributable to an activity (i.e., those costs which vary with such activity), including, but not limited to, direct labor and benefit expenses for such activity and consumable bulk and other materials, as determined in accordance with United States generally accepted cost accounting practices consistently applied, plus (b) fixed overhead costs allocable to the activity, including, but not limited to, direct benefit and labor expenses for technical services and support services, depreciation, maintenance and repairs and insurance costs associated with such activity, as determined in accordance with United States generally accepted cost accounting practices consistently applied.

                                    EXHIBIT C

                                 SPECIFICATIONS

          THE SPECIFICATIONS ARE SET FORTH IN THE FOLLOWING FOUR PAGES.

                               CIMA LABS, INC.(R)
                          Raw Materials Specifications

                             Loratadine, Micronized

COMPONENT #: 20-46837-900               APPROVED:  (Quality Control)
                                                                     -----------
EFFECTIVE DATE:  11-26-99               APPROVED:  (Materials)
                                                              ------------------
SUPERSEDES:  11-2-99                    APPROVED:  (Product Compliance)
                                                                       ---------

PURCHASING SPECIFICATIONS        All materials must meet CIMA specifications.

SUPPLIER/MANUFACTURER            Quimical Sintetica, S.A.

SHIPPING SPECIFICATIONS          50-kg Double poly-lined, fiber drums

MATERIAL IDENTIFICATION          Marking must show product name, manufacturer's name,
                                 manufacturer's lot number, CIMA purchase order number,
                                 CIMA component number, and quantity per container.

SAFETY PRECAUTIONS               Refer to Material Safety Data Sheets

SAMPLING                         In accordance with                              SOP 360070

SAMPLE SIZE                      300 g                                           SOP 360006

RETEST DATE                      Annually from date of receipt                   SOP 360015

RETEST SAMPLE SIZE               75 g                                            SOP 360006

EXPIRATION DATE                  Five years from the date of manufacture         SOP 360015

SAMPLE RETENTION                 225 g                                           SOP 360016

STORAGE CONDITIONS               Store in sealed containers at ambient
                                 warehouse conditions.

REFERENCE                        Manufacturer's COA

ATTACHMENTS                      A.  Raw Material Worksheet


These specifications are agreeable to the supplier/manufacturer unless exception is made in writing. These are the governing factors pertaining to the quality of material shipped against all orders placed on or after the date of these specifications.


                                 Specifications

                 Loratadine 10 MG Orally disintegrating Tablets

Formulation No. CL-099-02                          Specification No. R-0105-00



SPECIFICATION (THROUGH SHELF LIFE)

TEST                          SPECIFICATION                                            TEST METHOD
--------------------------------------------------------------------------------------------------
Physical Appearance           White to off-white, flat-faced, 3/8", round,
                              beveled tablet                                             ATM-123

Identity*                     Positive for Loratadine
                              1)  HPLC                                                   ATM-276
                              2)  IR                                                     ATM-281
Assay (90.0 - 110.0%)         9.00 - 11.00 mg/tablet                                     ATM-276

                              1)  NMT 0 Tabs +- 15% label claim (8.50-11.50
                                  mg/tab) and % RSD = < 6.0%; (n =10)                    ATM-275
                                                      -
                              2)  NMT 0 Tabs +- 25% label claim (7.50-12.50
                                  mg/tab) and NMT 1 Tabs +- 15% label claim
                                  (8.50-11.50 mg/tab) and % RSD = < 7.8%; (n =30)
                                                                  -
Water content by KF           Record                                                     ATM-279

Dissolution                   NLT 80% (Q) at 15 minutes                                  ATM-272
                              1)  S1 (n=6) Each individual tablet NLT 85% at
                                  15 minutes.
                              2)  S2 (n=12) Average of 12 tablets (S1+S2) NLT
                                  80% at 15 minutes.  Each individual tablet
                                  NLT 65% at 15 minutes.
                              3)  S3 (n=24) Average of 24 tablets (S1+S2+S3) NLT
                                  80% at 15 minutes.  NMT 2 tablets less than
                                  65% and no tablets less than 55% at 15 minutes.

Related substances:
        Impurity I            Record                                                     ATM-280
        Impurity II           Record
        Impurity III          Record
        Impurity IV           Record
        Impurity V            Record
        Individual Other      Record
        Total                 Record

* Test performed at initial release only; product maintains specification throughout shelf life.

                                 Specifications

                 Loratadine 10 MG Orally disintegrating Tablets

Formulation No.  CL-099-02                        Specification No. R-0105-00

                                    History

REVISION NO.                       CHANGES                       ORIGINATOR
---------------------------------------------------------------------------
00                                 Original                      Walid Habib/
                                                                 Jim Klancke


                      Loratadine Packaging Specifications


Subject to modifications as determined by Wyeth-Ayerst and CIMA Packaging and Regulatory Affairs staff.


- Each blister card will contain 6 blisters.
- Each carton will contain 5 blister cards.
- Each case will contain 24 to 48 cartons.
- The label for carton will come from ESI Lederle, and will have a barcode for that NDC as well as additional information.
- Each blister card will have the following printed on it:

     1. Name of product
     2. Name of active
     3. Name of manufacturer
     4. Lot number
     5. Expiration date
     6. NDC
     7. Directions of opening

                                    EXHIBIT D

                              DEVELOPMENT TIMELINE

-    Formulation, process, and analytical development ongoing completed

-    Pivotal biostudy supplies available (submission lot) December, 1999

-    Initiate pivotal biostudies

-    Complete pivotal biostudies
     ANDA Filing

-    FDA Final Approval

                                    EXHIBIT E

                                 ADVERSE EVENTS

                     ADVERSE EXPERIENCE REPORTING PROCEDURES


         The parties hereby agree that the following terms will govern disclosures of each party to the other with respect to adverse event reporting relating to Product as clinically tested or marketed by or on behalf of either party.

1.       DEFINITIONS.

         1.1 ADVERSE EXPERIENCE OR EVENT (AE): An AE is defined by ESI as any untoward, undesired, or unplanned event in the form of signs, symptoms, disease, or laboratory or physiological observations occurring in a human being in a temporal relationship to use of an ESI product regardless of casual relationship. This includes:

             - any clinically significant worsening of a pre-existing condition;

             - an AE occurring from overdose (i.e., a dose higher than that prescribed by a health care professional for clinical reasons) of an ESI product, whether accidental or intentional;

             - an AE occurring from abuse (i.e., use for non-clinical reasons) of an ESI product;

             - an AE that has been associated with the discontinuation of the use of an ESI product;

             - any failure of expected pharmacological action (for spontaneous reports).

             If there is any doubt whether the information constitutes an AE, the information will be treated as an AE.

         1.2 SERIOUS AE: A serious AE is defined by ESI as an AE occurring at any dose that: results in death; is life-threatening (see below); requires inpatient hospitalization or prolongation of an existing hospitalization; results in a persistent or significant disability or incapacity (see below); results in cancer; results in a congenital anomaly or birth defect. Additionally, IMPORTANT MEDICAL EVENTS that may not result in death, be life-threatening, or require hospitalization may be considered a serious AE when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition. Examples of such medical events include allergic bronchospasm requiring intensive treatment in an emergency room or at home; blood dyscrasias or convulsions that do not result in hospitalization; or the development of drug dependency or abuse.

             1.2.1 Life-threatening refers to immediate risk of death as the event occurred. A life-threatening experience does not include an experience that, had it occurred in a more severe form, might have caused death but as it actually occurred did not create an immediate risk of death. For example, hepatitis that resolved without evidence of hepatic failure would not be considered life-threatening even though hepatitis of a more severe nature can be fatal. Similarly, an allergic reaction resulting in angioedema of the face would not be life-threatening, even though angioedema of the larynx, allergic bronchospasm, or anaphylaxis can be fatal.

             1.2.2 Disability is defined as a substantial disruption in a person's ability to conduct normal life functions.

             1.2.3 For studies, all pregnancies and all overdoses will be reported to GSSE in the same time frame as serious AEs.

             1.2.4 A serious AE obtained from tests in laboratory animals includes any experience suggesting a significant risk for human subjects, including any findings of mutagenicity, teratogenicity, or carcinogenicity.

             1.2.5 If there is any doubt whether the information constitutes a serious AE, the information will be treated as a serious AE.

         1.3 NON-SERIOUS AE: is any AE which does not meet the criteria for a serious AE.

         1.4 UNEXPECTED AE: An unexpected AE is one that is not listed in the current product labeling. The current product labeling is either the package insert (for marketed ESI products) or the current investigator's brochure (for investigational ESI products). An unexpected AE includes any event that may be symptomatically and pathophysiologically related to an event listed in the labeling, but differs from the labeled event because of greater severity or specificity. For example, hepatic necrosis would be unexpected (by virtue of greater severity) if the product labeling referred only to elevated hepatic enzymes or hepatitis. Similarly, cerebral thromboembolism and cerebral vasculitis would be unexpected (by virtue of greater specificity) if the labeling only listed cerebral vascular accidents.

         1.5 PRODUCT (DRUG, VACCINE, BIOLOGICAL, DEVICE)-RELATED: For the purposes of regulatory reporting for investigational products, an AE will be considered "product-related" (i.e., drug-related, vaccine-related, etc.) for studies if either the investigator, the Medical Monitor, the CR&D Clinical Project Team Medical Monitor (or designee), OR the Local Monitor (if applicable) assesses the AE(s) as possibly, probably, or definitely related.

                  1. An AE will be considered "not product-related" for studies if the investigator AND the medical monitor(s) AND the local monitor (if applicable) assess the AE(s) as probably not related or definitely not related, or "relationship remote."

                  2. Whenever the investigator's or monitor's assessment is unknown or unclear, the AE(s) will be treated as product-related for the purposes of reporting to regulatory authorities.

         1.6 PROTOCOL-RELATED: AEs from studies that are not product-related may nevertheless be considered by the investigator OR the medical monitor(s) OR the local monitor (if applicable) to be protocol-related. For purposes of reporting to GSSE and regulatory authorities, these will be reported in the same manner as product-related events.

         1.7 ANDA HOLDER is defined as: An "Applicant" for regulatory approval of a Product in any regulatory jurisdiction, including a holder of a foreign equivalent thereto.

         1.8 Capitalized terms not defined in this Exhibit E shall have the meaning assigned thereto in the Agreement.

2. With respect to the Product or Active Ingredient, the Parties agree as follows:

         a. All initial reports and any follow-up information (oral or written) for any and all Serious AEs as defined above, (other than with respect to animal studies) which become known to either Party (other than from disclosure by or on behalf of the other Party) must be communicated by telephone, telefax or electronically directly to the other Party and/or the ANDA Holder, ("Holder") within forty-eight (48) hours of receipt of the information. Written confirmation of the Serious AE received by such Party should be sent to the other Party and/or the Holder as soon as it becomes available, but in any event within forty-eight (48) hours of initial report of the Serious AE by such Party.

         b. Both Parties shall exchange Medwatch and/or CIOMs forms and other health authority reports within forty-eight (48) hours of submission to any Regulatory Authority.

         c. All initial reports and follow-up information received for all Non-Serious AEs for marketed Product which become known to a Party (other than from disclosure by or on behalf of the other Party) must be communicated in writing, by telefax or electronically to the other Party within ten (10) days, on Medwatch or CIOMs forms (where possible).

         d. Each Party shall coordinate and cooperate with the other whenever practicable to prepare a single written report regarding all Serious and/or Non-Serious AEs, provided, however, that neither Party shall be obligated to delay reporting of any AE in violation of applicable law or regulations regarding the reporting of AEs.

3.       The Parties further agree that:

         a.  A written report be forwarded to the other Party within forty-eight
             (48) hours of receipt by the Party making the report, for AEs for animal studies which suggest a potential significant risk for humans;

         b. Each Party will give the other Party a report via a print-out or computer disk of all AEs reported to it and its Affiliates relating to the Product or Active Ingredient within the last year, within thirty (30) days of receipt of a request from the other Party but not more often than four (4) times a year;

         c. If either Party wishes access to AE Reports of the other Party relating to the Product or Active Ingredient, upon request of that Party, the other Party shall make available its AE records relating to the Product or Active Ingredient (including computer disks) for viewing and copying by the other Party. The Parties may discuss the transfer of AE Reports by computer disk.

         d. Disclosure of information hereunder by a Party to the other Party shall continue as long as either Party and/or its Affiliates or designees continue to clinically test or market Product or Active Ingredient.


4. Each Party shall diligently undertake the following further obligations where both Parties are or will be performing clinical trials with respect to the Product or Active Ingredient.

         a. Upon the Effective Date, each Party shall identify individuals who shall be responsible for identifying all AE reporting requirements in all countries of the Territory as set forth in the Agreement, and any amendments thereto;

         b. To immediately consult with the other Party, with respect to the investigation and handling of any Serious AE disclosed to it by the other Party or by a third Party and to allow the other Party to review the Serious AE and to participate in the follow-up investigation;

         c. To immediately advise the other Party of any Product and/or Active Ingredient safety communication received from a health authority and consult with the other Party with respect to any Product and/or Active Ingredient warning, labeling change or change to an investigators' brochure involving safety issues proposed by the other Party, including, but not limited to the safety issues agreed to by the Parties;

         d. To diligently handle in a timely manner the follow-up investigation and resolution of each AE reported to it;

         e. To provide the other Party mutually agreed upon audit rights of its AE reporting system and documentation, upon prior notice, during normal business hours, at the expense of the auditing Party and under the confidentiality obligations set forth in the Agreement;

         f. To meet in a timely fashion from time to time as may be reasonably required to implement the adverse event reporting and consultation procedures described in this Exhibit E, including identification of those individuals in each Party's Drug Safety group who will be responsible for reporting to and receiving AE information from the other Party, and the development of a written standard operating procedure with respect to adverse event reporting responsibilities, including reporting responsibilities to investigators;

         g.  Where possible, to transmit all data electronically;

         h. to report to each other any addenda, revisions or changes to the Agreement (e.g., change in territories, local regulations, addition of new licensors/licensees to the Agreement, etc.) which might alter the adverse event reporting responsibilities hereunder;

         i. to utilize English as the language of communication and data exchange between the Parties;

         j. to develop a system of exchange of documents and information in the event that the Agreement involves more than two Parties;

         k. to work together to develop an electronic system to transmit AE data.

5. The Parties may meet after the Effective Date of the Agreement to establish a separate agreement for adverse event exchange which will supersede this Exhibit E.

                                    EXHIBIT F

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE:      Contact:      John M. Siebert, Ph.D.
                                          President and Chief Executive Officer
                                          CIMA LABS INC.
                                         (612) 947-8700


          CIMA LABS INC. ANNOUNCES SIGNING OF LICENSE, DEVELOPMENT AND
                 SUPPLY AGREEMENTS WITH AMERICAN HOME PRODUCTS

                    - CIMA'S FOURTH PRESCRIPTION PRODUCT  -

Eden Prairie, MN, January XX, 2000 - CIMA LABS INC. (NASDAQ: CIMA) today announced the signing of a License and Development Agreement, as well as a Supply Agreement with American Home Products for an undisclosed prescription product.

"This is a significant event for CIMA. It illustrates the commercial viability of our second fast-dissolve technology," DuraSolv(TM), and the continued success of all our fast-dissolve technologies", commented John M. Siebert, Ph.D., President and Chief Executive Officer of CIMA LABS INC.. "These agreements reinforce the level of confidence CIMA has developed with large pharmaceutical partners."

DuraSolv(TM) is a robust, patented oral dosage form which incorporates microencapsulated drug ingredients into tablets that dissolve quickly in the mouth. DuraSolv(TM) is designed to improve taste acceptance and address the difficulty of swallowing traditional tablets and capsules, while offering a convenient oral dosage form that can be taken anywhere and anytime, therefore increasing compliance.

CIMA LABS, INC. based in Minneapolis, Minnesota, is a drug delivery company that specializes in oral drug delivery systems to improve patient compliance and drug efficacy. These systems include OraSolv(R), OraSolv(R) SR/CR and DuraSolv(TM), fast-dissolve technologies, and OraVescent(TM), a dual fast-dissolve/oral transmucosal system for improved oral absorption, targeted site-specific absorption and fast onset of action.

                                      ###



                                                                               1